Exhibit 4.9
FLORIDA PUBLIC UTILITIES COMPANY,
a subsidiary by merger of
CHESAPEAKE UTILITIES CORPORATION
To
U.S. BANK,
CORPORATE TRUST SERVICES,
Trustee
SIXTEENTH SUPPLEMENTAL INDENTURE
Dated as of December 1, 2009
Supplementing and Modifying The
Indenture of Mortgage and Deed of Trust
Dated as of September 1, 1942
This is a Security Agreement covering Personal Property as
well as a Mortgage upon Real Estate and Other Property

This is a Security Agreement covering Personal Property as
well as a Mortgage upon Real Estate and Other Property
SIXTEENTH SUPPLEMENTAL INDENTURE
This Sixteenth Supplemental Indenture, dated for convenience as of December 1, 2009, between CHESAPEAKE UTILITIES CORPORATION (Chesapeake), as Debtor, a Delaware corporation whose mailing address is: 909 Silver Lake Boulevard, Dover, DE 19904, FLORIDA PUBLIC UTILITIES COMPANY (Florida Public Utilities), as Primary Debtor, a Florida corporation whose mailing address is: 410 South Dixie Highway, West Palm Beach, FL 33401, and U.S. BANK NATIONAL ASSOCIATION (Trustee), a national banking association whose mailing address is: 225 Water Street, Suite 700, Mail Code EX-FL-WWSJ, Jacksonville, FL 32202.
WHEREAS, on October 28, 2009, Chesapeake completed an Agreement and Plan of Merger, dated April 17, 2009 (Merger Agreement) with Florida Public Utilities;
WHEREAS, the Merger was duly noticed and approved by the Board of Directors and the Stockholders of both Chesapeake and Florida Public Utilities;
WHEREAS, Section 1.4 of the Merger Agreement provides that the merger shall have the effects specified in the Merger Agreement and the Florida Business Corporations Act, Chapter 607, Florida Statutes;
WHEREAS, Section 607.1106(1)(c), Florida Statues, provides that Chesapeake, as the parent company, is responsible for the Indenture liabilities and obligations of Florida Public Utilities (as Indenture is defined below);
WHEREAS, pursuant to the Merger Agreement, Florida Public Utilities survived the merger as a wholly owned subsidiary of Chesapeake;
WHEREAS, Florida Public Utilities has heretofore executed and delivered to the Trustee an Indenture of Mortgage and Deed of Trust dated as of September 1, 1942 (Original Indenture), to secure, as provided therein, its bonds (in the Original Indenture and herein called the “Bonds”), to be designated generally as its First Mortgage Bonds, and to be issued in one or more series as provided in the Original Indenture; and

WHEREAS, Florida Public Utilities has heretofore executed and delivered to the Trustee fifteen indentures supplemental to the Original Indenture as follows: the First Supplemental Indenture dated as of December 1, 1945 (First Supplemental Indenture), the Second Supplemental Indenture dated as of March 1, 1948 (Second Supplemental Indenture), the Third Supplemental Indenture dated as of August 1, 1954 (Third Supplemental Indenture), the Fourth Supplemental Indenture dated as of August 1, 1956 (Fourth Supplemental Indenture), the Fifth Supplemental Indenture dated as of September, 1958 (Fifth Supplemental Indenture), the Sixth Supplemental Indenture dated as of July 1, 1959 (Sixth Supplemental Indenture), the Seventh Supplemental Indenture dated as of June 1, 1963 (Seventh Supplemental Indenture), the Eighth Supplemental Indenture dated as of June 1, 1965 (Eighth Supplemental Indenture), the Ninth Supplemental Indenture dated as of July 1, 1972 (Ninth Supplemental Indenture), the Tenth Supplemental Indenture dated as of July 1, 1975 (Tenth Supplemental Indenture), the Eleventh Supplemental Indenture dated as of June 1, 1983 (Eleventh Supplemental Indenture), the Twelfth Supplemental Indenture dated as of May 1, 1988, (Twelfth Supplemental Indenture), the Thirteenth Supplemental Indenture dated as of June 1, 1992 (Thirteenth Supplemental Indenture) and the Fourteenth Supplemental Indenture dated as of September 1, 2001 (Fourteenth Supplemental Indenture) each of which supplemental indentures provided for the creation of a new series of First Mortgage Bonds and said First, Second, Sixth, Twelfth, Thirteenth and Fourteenth Supplemental Indentures modified certain provisions of the Original Indenture and the First Supplemental Indenture; and the Fifteenth Supplemental Indenture dated as of November 1, 2001, (Fifteenth Supplemental Indenture) which provided for the issuance of 4.9% First Mortgage Bonds (collectively, the Indenture);
NOW THEREFORE, it is the purpose of this Sixteenth Supplemental Indenture (Sixteenth Supplemental Indenture) to have Chesapeake acknowledge and confirm its acceptance of the responsibilities and obligations of Florida Public Utilities under the Merger Agreement and created by the Original Indenture, as supplemented and modified since first issued.
1. Article 10, Section 10.01 of the Original Indenture provides:
§10.01 Nothing in this Indenture or any of the Bonds contained shall prevent any merger or consolidation of any other corporation or corporations into or with the Company, or any merger or consolidation of the Company (either singly or with one or more other corporations) into or with, or any sale, conveyance, transfer or lease, subject to the lien of this Indenture and to all the provisions hereof, of all the mortgage property as, or substantially as, an entirety to, any corporation lawfully entitled to acquire or lease and operate the same, or prevent successive similar consolidations, mergers, sales, conveyances, transfers, or leases to which the Company or its successor or assign or any subsequent successor or assign shall be a party; provided, however, and the Company covenants and agrees that, such consolidation, merger, sale, conveyance, transfer or lease shall be upon such terms as in no respect to impair the lien and security of this Indenture or any of the rights or powers of the Trustees or of the bondholders hereunder; and provided, further, that any such lease shall contain a provision that, if any default described in §9.01 shall exist when such lease is made, or shall occur which it is in effect, such lease may be terminated, at any time while such default exists, by the Trustees or by the purchaser of the property so leased at any sale hereunder, whether such sale be made under the power of sale hereby conferred or under judicial proceedings; and provided, further, that in case the Company shall be merged or consolidated as aforesaid (either singly or with one or more other corporations) into or with any other corporation, or shall sell, convey or transfer as aforesaid to another corporation all the mortgaged property as, or substantially as, an entirety (but not in case of any lease and not in case any other corporation or corporations shall be merged or consolidated into or with the Company under such circumstances that the corporate identity of the Company is not changed) the corporation resulting from such merger or consolidation or into or with which the Company shall have been merged or consolidated or which shall have received a conveyance or transfer as aforesaid (such corporation being sometimes in this Article 10 called the “successor corporation”) shall, prior to or contemporaneously with such merger, consolidation, conveyance or transfer, execute, and promptly cause to be recorded, a supplemental indenture to and with the Trustees, satisfactory to the Trustees, whereby the successor corporation shall assume and agree to pay duly and punctually the principal of and interest on the Bonds issued hereunder in accordance with the provisions of said Bonds and any coupons thereto appertaining and this Indenture, and shall agree to perform and fulfill all the terms, covenants and conditions of this Indenture binding the Company.
2. Chesapeake acknowledges and expressly states that nothing in the Merger Agreement shall be deemed in any manner to impair the lien and security of the Indenture, or any of the rights or powers of the holders of the Bonds previously issued under the Indenture;
3. Although Florida Public Utilities remains the Primary Debtor as to the obligations created under the Indenture, in the event Florida Public Utilities is not able to fulfill Indenture obligations, Chesapeake agrees to assume the due and punctual payment of the principal of, premium, if any, and interest on, any and all of the Bonds, issued pursuant to the Indenture, and the performance of every covenant of the Indenture.

4. This Sixteenth Supplemental Indenture shall be deemed a contract made under the laws of the state of Florida, and shall be governed and construed in accordance with the laws of Florida.
IN WITNESS WHEREOF, Chesapeake Utilities Corporation and Florida Public Utilities Company has caused this Sixteenth Supplemental Indenture to be signed in the corporate names and on behalf of its President or one of its Vice Presidents, and the corporate seals to be affixed and attested by its Secretary or one of its Assistant Secretaries; and U.S. Bank National Association, in token of its acceptance of the trust hereby created, has caused this Sixteenth Supplemental Indenture to be signed in its name and on its behalf by its President or one of its Vice Presidents, and attested by one of its Trust Officers, in token of its acceptance of the trust; all as of the day and year first above written.

CHESAPEAKE UTILITIES CORPORATION		FLORIDA PUBLIC UTILITIES COMPANY

By:	/s/ Beth Cooper	By:	/s/ George Bachman
	Beth Cooper		George Bachman
	Chief Financial Officer		Chief Financial Officer

U.S. BANK NATIONAL
ASSOCIATION, Trustee

		By:	/s/ Stephanie Moore
Stephanie Moore
Vice President

STATE OF FLORIDA
COUNTY OF Palm Beach
The foregoing instrument was acknowledged before me this 30 day of December, 2009, by George Bachman, who is personally Known to me or who has produced ______ as identification and who took an oath.

Typed or Printed Name: Dina Bellechases	Dina Bellechases
My Commission Expires: December 13, 2011	NOTARY PUBLIC
STATE OF FLORIDA
COUNTY OF [ILLEGIBLE]
The foregoing instrument was acknowledged before me this 7th day of January, 2009, by Stephanie Moore, who is personally known to me or who has produced                                                              as identification and who took an oath.

Typed or Printed Name:	SARAH BANKER
My Commission Expires:	NOTARY PUBLIC
STATE OF FLORIDA
COUNTY OF
The foregoing instrument was acknowledged before me this       day of                     , 2009, by                                                             , who is personally known to me or who has produced                                                              as identification and who took an oath.

Typed or Printed Name:
My Commission Expires:	NOTARY PUBLIC